Exhibit 99.1

Contact:
Investors:	Media:
Traci McCarty	Marni Kottle
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 455-7558	(650) 374-2803

BioMarin Reports Record Financial Results for the First Quarter 2024
First Quarter 2024 Total Revenues of $649 Million (+9% Y/Y and +13% at Constant Currency Y/Y); GAAP Diluted Earnings per Share (EPS) of $0.46 (+70% Y/Y) and Non-GAAP Diluted Earnings per Share of $0.71 (+18% Y/Y)
VOXZOGO® Net Product Revenues of $153 Million in Q1’24 (+74% Y/Y); Children Treated Increased Over 100% Y/Y
For Full-year 2024 Guidance, Total Revenues Reaffirmed, Non-GAAP Operating Margin and Non-GAAP EPS Raised
R&D Prioritization Results in Acceleration of Three Highest Value Programs
Conference Call and Webcast Scheduled Today at 4:30 p.m. ET

SAN RAFAEL, Calif., April 24, 2024 – BioMarin Pharmaceutical Inc. (NASDAQ: BMRN) today announced financial results for the quarter ended March 31, 2024.
“During the quarter, execution across our business led to double digit revenue growth, on a constant currency basis, and an 18% increase in non-GAAP diluted earnings per share. At the same time, we made rapid progress on advancing our strategic priorities for the year, including accelerating and maximizing the VOXZOGO opportunity, focusing R&D on the most productive assets, and increasing profitability,” said Alexander Hardy, President and Chief Executive Officer of BioMarin. “We were pleased with the outcome of our strategic R&D asset review, resulting in the acceleration and prioritization of the most potentially impactful medicines for patients. By advancing and focusing on these promising programs, we have taken decisive steps to drive value creation for all our stakeholders. This approach to delivering innovative therapies is an important part of BioMarin’s operational transformation, and we look forward to sharing more details at Investor Day on September 4th.”

Mr. Hardy continued, “Quarterly results were driven by strong demand for VOXZOGO, the only approved treatment for children with achondroplasia, and solid contributions from our established enzyme products. During the quarter, we made significant progress executing on our top priority to maximize and accelerate the reach of VOXZOGO, in achondroplasia and beyond. Globally, the number of children treated with VOXZOGO increased by over 500 from the prior quarter, and totaled over 3,100 by quarter end. In our largest single market, the U.S., we are realizing the tremendous opportunity ahead and expect U.S. uptake trends to continue. Our registration-enabling plans with VOXZOGO in hypochondroplasia, and ongoing discussions with health authorities to align on development plans for idiopathic short stature and pathway conditions are on-track, with all three studies expected to begin enrollment this year.”

Financial Highlights:
•Total Revenues for the first quarter of 2024 were $648.8 million, an increase of 9% compared to the same period in 2023. The increase in Total Revenues was primarily attributed to higher VOXZOGO sales volume driven by new patients initiating therapy across all regions. The increase was also due to higher PALYNZIQ product revenues primarily driven by sales volume growth in the U.S. The increase was partially offset by lower NAGLAZYME product revenues due to timing of orders in countries that place large government orders, particularly in the Middle East, as well as lower KUVAN product revenues attributed to continued generic competition as a result of the loss of market exclusivity.
•GAAP Net Income increased by $37.8 million to $88.7 million in the first quarter of 2024 compared to the same period in 2023. The increase was primarily due to higher gross profit driven by increased VOXZOGO sales volume and a decrease in Other income (expense), net, related to an impairment charge in the first quarter of 2023, which did not recur in the first quarter of 2024. The increases were partially offset by higher spend in research and development (R&D) programs to support both early-stage research and clinical activities, including new indications with VOXZOGO, and higher spend in Selling, General and Administrative (SG&A) due to the continued support of global VOXZOGO market expansion and incremental administrative expenses in the quarter.

•Non-GAAP Income increased by $23.9 million to $139.7 million in the first quarter of 2024 compared to the same period in 2023. The increased Non-GAAP Income was primarily due to higher gross profit driven by increased VOXZOGO revenues, partially offset by higher R&D expenses (as noted above).
1Q Update on 2024 Strategic Priorities
In the first quarter, BioMarin executed on its four strategic priorities, first outlined in January, and focused on value creation through accelerating growth, optimizing efficiencies and driving operational excellence.
Accelerate and maximize the VOXZOGO opportunity
•During the first quarter, the number of children being treated with VOXZOGO for achondroplasia accelerated. In the period, more than 500 additional children began treatment with VOXZOGO, as compared to an increase of approximately 300 new treatment starts in the fourth quarter of 2023. Over 3,100 children were benefiting from VOXZOGO treatment across 43 active markets, as of the end of the first quarter. This represents a 102% increase in the number of children being treated with VOXZOGO, year-over-year.

•In the largest single market, the U.S., more families with children under the age of 5 years sought treatment with VOXZOGO. This trend is expected to continue as real-world evidence, supported by VOXZOGO’s extensive safety and efficacy profile, drives awareness and confidence for those families interested in treatment. With VOXZOGO now approved for children from infancy in most regions, families have the opportunity to benefit from longer treatment and potentially greater benefit.
•Enrollment in the pivotal program with VOXZOGO for the treatment of children with hypochondroplasia continued. The observational run-in study is expected to complete enrollment by year-end, and the 52-week randomized, double-blind, placebo-controlled phase of the 80-participant clinical trial, is expected to start mid-year and is expected to complete enrollment in the first half of 2025.
•During the quarter, BioMarin had productive engagement with the Food and Drug Administration to align on development programs in idiopathic short stature (ISS) and multiple genetic short stature pathway conditions (PC), and expects both studies to begin enrollment in the second half of 2024.
Establish ROCTAVIAN opportunity
•During the quarter, reimbursement and market access challenges continued to impact the ability of interested patients to receive ROCTAVIAN treatment. For the remainder of 2024, BioMarin’s global commercial team will continue to focus on key elements critical to supporting ROCTAVIAN uptake in the U.S., Italy and Germany. In April, BioMarin treated the first patient in Italy with ROCTAVIAN following the January price approval by the Italian Medicines Agency.

Focus R&D on the most productive assets
•During the quarter, BioMarin completed a strategic portfolio assessment of R&D programs to determine which have the most transformative potential for patients and value creation for shareholders. With the combined focus on patient impact and commercial opportunity, three programs will be accelerated.
•The programs, BMN 333, long-acting CNP for multiple growth-disorders, BMN 349, a first-in-class, oral therapeutic for AATD-associated liver disease, and BMN 351, BioMarin's next-generation oligonucleotide for DMD, all met the highest bar for advancement.
•As a result of its prioritized portfolio, four programs will be discontinued, including BMN 331, BMN 255, BMN 355 and BMN 365. None of the programs were discontinued due to safety signals.
•The additional programs in BioMarin's pipeline will move forward within the revised evaluation framework that provides a high bar for consistent and ongoing assessment to determine if they fit in the company's focused portfolio.
Accelerate EPS growth and expand margins
•Strong performance in the first quarter underscored BioMarin’s execution of its financial strategy to drive year-over-year Non-GAAP Operating Margin expansion and Non-GAAP EPS growth twice as fast as revenues.
•The company reaffirmed full-year 2024 Total Revenue guidance, and raised Non-GAAP Operating Margin and Non-GAAP Diluted EPS guidance. The improved profitability guidance is a result of the planned reduction in operating expenses for the discontinued early-stage R&D programs, in the range of $50 million and $60 million. The planned reductions in R&D expense were partially off-set by planned increases in operating expenses for the accelerated programs, resulting in planned net reductions to 2024 operating expenses of $35 million to $40 million, driving the updated guidance. BioMarin’s updated full-year 2024 guidance does not reflect the impact of potential additional future business decisions that may result from its ongoing strategic business review.
Financial Highlights (in millions of U.S. dollars, except per share data, unaudited)

	Three Months Ended March 31,
	2024	2023	% Change

Total Revenues	$648.8	$596.4	9%

Net Product Revenues by Product:
VIMIZIM®	$192.6	$189.2	2%
VOXZOGO	$152.9	$87.8	74%
NAGLAZYME®	$105.6	$123.0	(14)%
PALYNZIQ®	$75.7	$62.4	21%
BRINEURA®	$39.0	$39.1	—%
KUVAN®	$35.9	$50.5	(29)%
ALDURAZYME®	$35.3	$34.4	3%
ROCTAVIAN®	$0.8	$—	nm

GAAP Net Income	$88.7	$50.9	74%
Non-GAAP Income (1)	$139.7	$115.8	21%
GAAP Operating Margin %(2)	13.6%	10.5%
Non-GAAP Operating Margin %(2)	23.8%	22.4%
GAAP Diluted Earnings per Share (EPS)	$0.46	$0.27	70%
Non-GAAP Diluted EPS (3)	$0.71	$0.60	18%

	March 31, 2024	December 31, 2023
Total cash, cash equivalents & investments	$1,667.1	$1,684.9
(1)    Non-GAAP Income is defined by the company as reported GAAP Net Income, excluding amortization of intangible assets, stock-based compensation expense and, in certain periods, certain other specified items. The company also includes a Non-GAAP adjustment for the estimated income tax impact of reconciling items. Refer to Non-GAAP Information beginning on page 9 of this press release for a complete discussion of the company’s Non-GAAP financial information and reconciliations to the comparable information reported under U.S. GAAP.
(2)     GAAP Operating Margin percentage is defined by the company as GAAP Income from Operations divided by Total Revenues. Non-GAAP Operating Margin percentage is defined by the company as GAAP Income from Operations, excluding amortization of intangible assets, stock-based compensation expense and, in certain periods, certain specified items divided by Total Revenues.
(3)    Non-GAAP Diluted EPS is defined by the company as Non-GAAP Income divided by Non-GAAP diluted weighted-average shares outstanding. Non-GAAP weighted-average diluted shares outstanding is defined by the company as GAAP weighted-average diluted shares outstanding, adjusted to include any common shares issuable under the company’s equity plans and convertible debt in periods when they are dilutive under Non-GAAP.
nm    Not meaningful
2024 Full-Year Financial Guidance (in millions, except % and EPS amounts) (Updated)
BioMarin does not provide guidance for GAAP reported financial measures (other than revenue) or a reconciliation of forward-looking Non-GAAP financial measures to the most directly comparable GAAP reported financial measures because the company is unable to predict with reasonable certainty the financial impact of changes resulting from our strategic portfolio and business operating model reviews; potential future asset impairments; gains and losses on investments; and other unusual gains and losses without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. As such, any reconciliations provided would imply a degree of precision that could be confusing or misleading to investors.

Item	Provided February 22, 2024			Updated April 24, 2024
Total Revenues	$2,700	to	$2,800	No Change
Non-GAAP Operating Margin %	23%	to	24%	24%	to	25%
Non-GAAP Diluted EPS (1)	$2.60	to	$2.80	$2.75	to	$2.95
(1)    Non-GAAP Diluted EPS guidance assumes approximately 200 million weighted-average diluted shares outstanding.
BioMarin will host a conference call and webcast to discuss first quarter 2024 financial results today, Wednesday, April 24, 2024, at 4:30 p.m. ET. This event can be accessed through this link or on the investor section of the BioMarin website at www.biomarin.com.

U.S./Canada Dial-in Number: 888-330-3556	Replay Dial-in Number: 800-770-2030
International Dial-in Number: 646-960-0826	Replay International Dial-in Number: 609-800-9909
No Conference ID: 1816377	Conference ID: 1816377
About BioMarin
Founded in 1997, BioMarin is a global biotechnology company dedicated to transforming lives through genetic discovery. The company develops and commercializes targeted therapies that address the root cause of genetic conditions. BioMarin's robust research and development capabilities have resulted in multiple innovative commercial therapies for patients with rare genetic disorders. The company's distinctive approach to drug discovery has produced a diverse pipeline of commercial, clinical, and pre-clinical candidates that address a significant unmet medical need, have well-understood biology, and provide an opportunity to be first-to-market or offer a substantial benefit over existing treatment options. For additional information, please visit www.biomarin.com.

Forward-Looking Statements
This press release and the associated conference call and webcast contain forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc. (BioMarin), including, without limitation, statements about: future financial performance, including the expectations of Total Revenues, Non-GAAP Operating Margin percentage, and Non-GAAP Diluted EPS for the full-year 2024; BioMarin’s new corporate strategy, including the timing of the completion and announcement; BioMarin’s ability to accelerate the VOXZOGO opportunity; the anticipated benefits from its ongoing strategic review; the timing of orders for commercial products; the timing of BioMarin’s clinical development and commercial prospects, including announcements of data from clinical studies and trials; the clinical development and commercialization of BioMarin’s product candidates and commercial products, including (i) the potential to leverage VOXZOGO in conditions beyond achondroplasia, such as hypochondroplasia as well as idiopathic short stature and other genetic short stature pathway conditions; the commercialization of BioMarin’s products, including (i) the anticipated start and growth of commercial sales of VOXZOGO in additional countries, and (ii) the commercialization of ROCTAVIAN for the treatment of severe hemophilia A in the U.S. and Europe (including Italy and Germany); the expected benefits and availability of BioMarin’s product candidates; and potential growth opportunities and trends, including BioMarin’s expectation that VOXZOGO product growth will continue to expand rapidly.

These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: BioMarin’s success in the commercialization of its commercial products, impacts of macroeconomic and other external factors on BioMarin’s operations; results and timing of current and planned preclinical studies and clinical trials and the release of data from those trials; BioMarin’s ability to successfully manufacture its commercial products and product candidates; the content and timing of decisions by the Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products; actual sales of BioMarin’s commercial products; and those factors detailed in BioMarin's filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption "Risk Factors" in BioMarin's Annual Report on Form 10-K for the year ended December 31, 2023 as such factors may be updated by any subsequent reports. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin®, BRINEURA®, KUVAN®, NAGLAZYME®, PALYNZIQ®, ROCTAVIAN®, VIMIZIM® and VOXZOGO® are registered trademarks of BioMarin Pharmaceutical Inc., or its affiliates. ALDURAZYME® is a registered trademark of BioMarin/Genzyme LLC. All other brand names and service marks, trademarks and other trade names appearing in this release are the property of their respective owners.

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended March 31, 2024 and 2023
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2024	2023

REVENUES:
Net product revenues	$637,815	$586,426
Royalty and other revenues	11,018	9,989
Total revenues	648,833	596,415
OPERATING EXPENSES:
Cost of sales	125,180	135,472
Research and development	204,987	171,846
Selling, general and administrative	225,906	211,023
Intangible asset amortization	14,298	15,670
Gain on sale of nonfinancial assets	(10,000)	—
Total operating expenses	560,371	534,011
INCOME FROM OPERATIONS	88,462	62,404

Interest income	19,365	11,943
Interest expense	(3,547)	(3,703)
Other income (expense), net	1,267	(13,887)
INCOME BEFORE INCOME TAXES	105,547	56,757
Provision for income taxes	16,885	5,905
NET INCOME	$88,662	$50,852
EARNINGS PER SHARE, BASIC	$0.47	$0.27
EARNINGS PER SHARE, DILUTED	$0.46	$0.27
Weighted average common shares outstanding, basic	188,866	186,667
Weighted average common shares outstanding, diluted	199,262	194,363

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2024 and December 31, 2023
(In thousands of U.S. dollars, except per share amounts)

	March 31, 2024	December 31, 2023 ⁽¹⁾
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$746,996	$755,127
Short-term investments	299,584	318,683
Accounts receivable, net	637,163	633,704
Inventory	1,137,982	1,107,183
Other current assets	163,287	141,391
Total current assets	2,985,012	2,956,088
Noncurrent assets:
Long-term investments	620,551	611,135
Property, plant and equipment, net	1,060,425	1,066,133
Intangible assets, net	279,653	294,701
Goodwill	196,199	196,199
Deferred tax assets	1,546,043	1,545,809
Other assets	184,790	171,538
Total assets	$6,872,673	$6,841,603
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$593,543	$683,147
Short-term convertible debt, net	494,357	493,877
Total current liabilities	1,087,900	1,177,024
Noncurrent liabilities:
Long-term convertible debt, net	593,605	593,095
Other long-term liabilities	117,352	119,935
Total liabilities	1,798,857	1,890,054
Stockholders’ equity:
Common stock, $0.001 par value: 500,000,000 shares authorized; 189,776,577 and 188,598,154 shares issued and outstanding, respectively	190	189
Additional paid-in capital	5,619,264	5,611,562
Company common stock held by the Nonqualified Deferred Compensation Plan	(11,700)	(9,860)
Accumulated other comprehensive loss	(1,046)	(28,788)
Accumulated deficit	(532,892)	(621,554)
Total stockholders’ equity	5,073,816	4,951,549
Total liabilities and stockholders’ equity	$6,872,673	$6,841,603

(1)    December 31, 2023 balances were derived from the audited Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission (SEC) on February 26, 2024.

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended March 31, 2024 and 2023
(In thousands of U.S. dollars)
(unaudited)

	Three Months Ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$88,662	$50,852
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	27,350	26,421
Non-cash interest expense	990	1,029
Accretion of discount on investments	(2,502)	(1,970)
Stock-based compensation	58,249	53,695
Gain on sale of nonfinancial assets	(10,000)	—
Impairment of assets	—	12,650
Deferred income taxes	285	(6,360)
Unrealized foreign exchange loss (gain)	(10,804)	6,615
Other	127	(222)
Changes in operating assets and liabilities:
Accounts receivable, net	(3,386)	(138,796)
Inventory	(16,820)	(14,098)
Other current assets	(17,353)	(36,001)
Other assets	(12,130)	(323)
Accounts payable and other short-term liabilities	(59,006)	(31,686)
Other long-term liabilities	3,309	4,262
Net cash provided by (used in) operating activities	46,971	(73,932)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(26,104)	(24,456)
Maturities and sales of investments	131,533	215,118
Purchases of investments	(121,665)	(220,364)
Proceeds from sale of nonfinancial assets	10,000	—
Purchase of intangible assets	(8,000)	(310)
Net cash used in investing activities	(14,236)	(30,012)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercises of awards under equity incentive plans	7,197	21,169
Taxes paid related to net share settlement of equity awards	(49,948)	(51,422)
Payments of contingent consideration	—	(9,475)
Principal repayments of financing leases	(42)	(1,014)
Net cash used in financing activities	(42,793)	(40,742)
Effect of exchange rate changes on cash	1,927	229
NET DECREASE IN CASH AND CASH EQUIVALENTS	(8,131)	(144,457)
Cash and cash equivalents:
Beginning of period	$755,127	$724,531
End of period	$746,996	$580,074

Non-GAAP Information
The results presented in this press release include both GAAP information and Non-GAAP information. Non-GAAP Income is defined by the company as GAAP Net Income excluding amortization of intangible assets, stock-based compensation expense and, in certain periods, certain other specified items, as detailed below when applicable. The company also includes a Non-GAAP adjustment for the estimated tax impact of the reconciling items. Non-GAAP Operating Margin percentage is defined by the company as GAAP Income from Operations, excluding amortization of intangible assets, stock-based compensation expense and, in certain periods, certain other specified items, divided by GAAP Total Revenues. Non-GAAP Diluted EPS is defined by the company as Non-GAAP Income divided by Non-GAAP diluted shares outstanding. The company’s presentation of percentage changes in total revenues at constant currency rates, which is computed using current period local currency sales at the prior period’s foreign exchange rates, is also a Non-GAAP financial measure. This measure provides information about growth (or declines) in the company’s total revenue as if foreign currency exchange rates had not changed between the prior period and the current period.
BioMarin regularly uses both GAAP and Non-GAAP results and expectations internally to assess its financial operating performance and evaluate key business decisions related to its principal business activities: the discovery, development, manufacture, marketing and sale of innovative biologic therapies. Because Non-GAAP Income, Non-GAAP Operating Margin percentage, Non-GAAP Diluted EPS, Non-GAAP Diluted Shares outstanding and constant currency are important internal measurements for BioMarin, the company believes that providing this information in conjunction with BioMarin’s GAAP information enhances investors’ and analysts’ ability to meaningfully compare the company’s results from period to period and to its forward-looking guidance, and to identify operating trends in the company’s principal business. BioMarin also uses Non-GAAP Income internally to understand, manage and evaluate its business and to make operating decisions, and compensation of executives is based in part on this measure.
Non-GAAP Income and its components are not meant to be considered in isolation or as a substitute for, or superior to comparable GAAP measures and should be read in conjunction with the consolidated financial information prepared in accordance with GAAP. Investors should note that the Non-GAAP information is not prepared under any comprehensive set of accounting rules or principles and does not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. Investors should also note that these Non-GAAP financial measures have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. In addition, from time to time in the future there may be other items that the company may exclude for purposes of its Non-GAAP financial measures; likewise, the company may in the future cease to exclude items that it has historically excluded for purposes of its Non-GAAP financial measures. Because of the non-standardized definitions, the Non-GAAP financial measure as used by BioMarin in this press release and the accompanying tables may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.
The following tables present the reconciliation of GAAP reported to Non-GAAP adjusted financial information:

Reconciliation of GAAP Reported Net Income to Non-GAAP Income(1)
(In millions of U.S. dollars)
(unaudited)

	Three Months Ended March 31,
	2024	2023

GAAP Reported Net Income	$88.7	$50.9
Adjustments
Stock-based compensation expense - COS	3.2	4.3
Stock-based compensation expense - R&D	20.7	19.8
Stock-based compensation expense - SG&A	34.3	29.5
Amortization of intangible assets	14.3	15.7
Gain on sale of nonfinancial assets (2)	(10.0)	—
Severance and restructuring costs (3)	3.4	2.1
Loss on investments (4)	—	12.6
Income tax effect of adjustments	(14.9)	(19.2)
Non-GAAP Income	$139.7	$115.8

Reconciliation of Certain GAAP Reported Information to Non-GAAP Information(1)
(in millions of U.S. dollars, except per share data)
(unaudited)

	Three Months Ended March 31,

	Dollar	Percentage
GAAP Change in Total Revenues	$52.4	9%
Less: impact of foreign currency exchange rates on product sales denominated in currencies other than U.S. dollars	(22.7)
Non-GAAP change in Total Revenues at Constant Currency	$75.1	13%

	Three Months Ended March 31,
	2024	Percent of GAAP Total Revenue	2023	Percent of GAAP Total Revenue

GAAP Income from Operations	$88.5	13.6%	$62.4	10.5%
Adjustments
Stock-based compensation expense	58.2	9.0%	53.6	8.9%
Amortization of intangible assets	14.3	2.2%	15.7	2.6%
Gain on sale of nonfinancial assets (2)	(10.0)	(1.5)%	—	—%
Severance and restructuring costs (3)	3.4	0.5%	2.1	0.4%
Total Non-GAAP adjustments	65.9	10.2%	71.4	11.9%
Non-GAAP Income from Operations	$154.4	23.8%	$133.8	22.4%

	Three Months Ended March 31,
	2024	2023

GAAP Diluted EPS	$0.46	$0.27
Adjustments
Stock-based compensation expense	0.29	0.27
Amortization of intangible assets	0.07	0.08
Gain on sale of nonfinancial assets (2)	(0.05)	—
Severance and restructuring costs (3)	0.02	0.01
Loss on investments (4)	—	0.06
Income tax effect of adjustments	(0.08)	(0.09)
Non-GAAP Diluted EPS	$0.71	$0.60

(1)    Certain amounts may not sum or recalculate due to rounding.
(2)     Represents a payment triggered by a third party's attainment of a regulatory approval milestone related to previously sold intangible assets.
(3)    These amounts were included in SG&A and represent severance and restructuring costs related to the company's 2024 corporate initiatives and the company's organizational redesign announced in October 2022, respectively.
(4)    Represents an impairment loss on non-marketable equity securities recorded in Other income (expense), net.

	Three Months Ended March 31,
	2024	2023

GAAP Weighted-Average Dilutive Shares Outstanding	199.3	194.4
Adjustments
Common stock issuable under the company’s convertible debt (1)	—	4.4
Non-GAAP Weighted-Average Dilutive Shares Outstanding	199.3	198.8
(1)     Common stock issuable under the company’s convertible debt was excluded from the computation of GAAP Weighted-Average Dilutive Shares Outstanding when they were anti-dilutive. If converted, for the prior year comparative period, the company would have issued 4.4 million shares under the convertible notes due in 2027.